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                                                                Exhibit 99.1

                            [Solutia Letterhead]


  FOR IMMEDIATE RELEASE
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                    Contact: Investor Relations - Marleen Judge 314-674-7777
                            Media - Glenn Ruskin   202-822-1690 or 703-282-7429


              SOLUTIA UPDATES SECOND QUARTER FINANCIAL RESULTS
                       AND PROVIDES LITIGATION OUTLOOK


         ST. LOUIS, July 2, 2003 - - Solutia Inc. (NYSE:SOI) indicated that it expects a loss in the range of 15 to 20 cents per share for the second quarter. This loss includes restructuring charges of 6 to 7 cents per share resulting from planned cost savings actions at the Company and at both of its fifty percent owned joint ventures. Operating results versus previous guidance were negatively impacted by higher-than-expected raw material and energy costs and by weaker downstream markets in the Integrated Nylon business segment, most notably in the Acrilan product line. This product line has been adversely impacted by the continued, severe decline of the U.S. textiles industry.

         "The second quarter has proven to be a very difficult one for Solutia as our businesses continued to be adversely impacted by the weakened state of the manufacturing sector, characterized by significant overcapacity and persistently high raw material and energy costs," said chairman and chief executive officer John C. Hunter. "These factors have resulted in a decline in our Integrated Nylon business segment during the quarter and we unfortunately do not see the current operating environment improving significantly over the remainder of the year."

         In anticipation of weaker-than-expected second quarter results, the Company sought and received an amendment granting relief from certain of the financial covenants in its $300 million revolving credit facility for the period June 30, 2003 through Sept. 29, 2003. The Company also indicated that it has initiated discussions concerning a refinancing of this credit facility.



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          "Our financial performance also continues to be adversely
influenced by the continued drain from legacy issues we assumed as part of the spin-off from what is now Pharmacia," stated Hunter. "Most notable of the legacy liabilities with which we are saddled is the PCB litigation in Alabama, which continues to be the most challenging issue I have dealt with in my thirty-plus year business career. We are facing a slow, agonizing process in the Alabama state court system. The verdicts in the property damage phase of Abernathy continued to mount in the second quarter. These verdicts and the lack of approval by the federal court in the second quarter of the proposed consent decree with the U.S. EPA have significantly dampened our earlier hopes of reaching a global resolution of the PCB issues in Anniston."

         Each of the two major PCB cases approaches significant milestones in the near future. The personal injury phase of Abernathy is now scheduled to begin in September in state court, while dispositive motions are scheduled for August in Tolbert with the trial scheduled for October in federal court.

         Solutia plans to discuss its financials in greater detail at its second quarter conference call on Friday, July 25, 2003, at 9 a.m. CDT, 10 a.m. EDT. The teleconference will be webcast on our website at: http://www.solutia.com/pages/corporate/investors/investor_relations.asp, under the presentations and speeches tab.

FORWARD LOOKING STATEMENT

         This press release contains forward-looking statements regarding Solutia's second quarter financial performance, market conditions, litigation developments and other matters. These statements are based on current expectations, but actual results may differ materially, depending on such important factors as world economic conditions, consumer demand, raw material and energy costs, competitive pressures, currency fluctuations and other factors identified in Solutia's Annual Report on Form 10-K for the year ended Dec. 31, 2002, and Quarterly Report on Form 10-Q for the period ended Mar. 31, 2003. These reports are filed with the U.S. Securities and Exchange Commission and can be accessed through Solutia's investor Internet site at www.Solutia.com.



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CORPORATE PROFILE

         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

         Solutia ...Solutions For A Better life.

                                    -oOo-

Note to Editors: Acrilan is a registered trademark of Solutia Inc.

Source: Solutia Inc.
St. Louis
Date: 7/02/03